Cathay General Bancorp Announces Net Income of $35.1 Million, or $0.44 Per Share, For the Second Quarter 2014

LOS ANGELES, July 22, 2014 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced results for the second quarter of 2014.

FINANCIAL PERFORMANCE

	Three months ended June 30,
	2014	2013
Net income	$35.1 million	$29.9 million
Net income available to common stockholders	$35.1 million	$27.8 million
Basic earnings per common share	$0.44	$0.35
Diluted earnings per common share	$0.44	$0.35
Return on average assets	1.29%	1.15%
Return on average total stockholders' equity	9.25%	7.74%
Efficiency ratio	44.92%	53.53%

SECOND QUARTER HIGHLIGHTS

  Diluted earnings per share increased 25.7% to $0.44 per share for the second quarter of 2014 compared to $0.35 per share for the same quarter a year ago.
  Total loans increased $263.0 million, or 12.7% annualized, in the second quarter of 2014, to $8.6 billion at June 30, 2014, compared to $8.3 billion at March 31, 2014, and $8.1 billion at December 31, 2013.

"Our loan growth for the second quarter increased to $263 million, or a 12.7%, annualized rate. We expect to achieve continued loan growth in the second half of 2014," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"We are also glad that our total deposits increased $348 million in the second quarter. On July 18, 2014, we added our second San Francisco branch. Starting with the second half of 2014, we expect to begin fully realizing the operating efficiencies provided by our new core system," concluded Dunson Cheng.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended June 30, 2014, was $35.1 million, an increase of $7.3 million, or 26.0%, compared to a net income available to common stockholders of $27.8 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended June 30, 2014, was $0.44 compared to $0.35 for the same quarter a year ago due primarily to an increase in net interest income, the negative provision for credit losses in 2014, a decrease in the cost associated with debt redemption and the elimination of preferred stock dividends, which were partially offset by a decrease in securities gains.

Return on average stockholders' equity was 9.25% and return on average assets was 1.29% for the quarter ended June 30, 2014, compared to a return on average stockholders' equity of 7.74% and a return on average assets of 1.15% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $5.6 million, or 7.0%, to $85.6 million during the second quarter of 2014 compared to $80.0 million during the same quarter a year ago. The increase was due primarily to the increase in loan interest income and decrease in interest expense from securities sold under agreements to repurchase, offset by the decrease in interest income from available-for-sale securities.

The net interest margin, on a fully taxable-equivalent basis, was 3.37% for the second quarter of 2014, compared to 3.38% for the first quarter of 2014 and 3.30% for the second quarter of 2013. The increase in the net interest margin was due mainly to the factors discussed above.

For the second quarter of 2014, the yield on average interest-earning assets was 4.13%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.00%, and the cost of interest bearing deposits was 0.66%. In comparison, for the second quarter of 2013, the yield on average interest-earning assets was 4.16%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.11%, and the cost of interest bearing deposits was 0.63%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 8 basis points to 3.13% for the quarter ended June 30, 2014, from 3.05% for the same quarter a year ago, primarily for the reason discussed above.

Provision for credit losses

Provision for credit losses was a credit of $3.7 million for the second quarter of 2014 compared to zero for the second quarter of 2013. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at June 30, 2014. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Charge-offs:
Commercial loans	$ 114	$ 1,690	$ 7,340	$ 4,380
Construction loans	1,813	-	1,813	-
Real estate loans (1)	648	2,237	2,424	3,637
Total charge-offs	2,575	3,927	11,577	8,017
Recoveries:
Commercial loans	4,687	624	6,704	1,579
Construction loans	16	941	25	1,020
Real estate loans (1)	1,522	2,645	4,099	3,004
Real estate- land loans	5	645	8	654
Installment and other loans	-	11	-	11
Total recoveries	6,230	4,866	10,836	6,268
Net (recoveries)/charge-offs	$ (3,655)	$ (939)	$ 741	$ 1,749

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $9.0 million for the second quarter of 2014, a decrease of $11.4 million, or 55.7%, compared to $20.4 million for the second quarter of 2013. The decrease in non-interest income in the second quarter of 2014 was primarily due to a decrease of $11.7 million in gains on sale of securities offset by an increase of $644,000 in commissions from wealth management.

Non-interest expense

Non-interest expense decreased $11.2 million, or 20.9%, to $42.5 million in the second quarter of 2014 compared to $53.7 million in the same quarter a year ago. The efficiency ratio was 44.92% in the second quarter of 2014 compared to 53.53% for the same quarter a year ago.

Costs associated with debt redemption decreased $10.6 million to income of $555,000 in the second quarter of 2014 compared to costs of $10.1 million in the same quarter a year ago. The Company repurchased $2.0 million of Junior Subordinated Notes at a discount in the second quarter of 2014 whereas the Company prepaid $200.0 million of securities sold under agreements to repurchase in the same period a year ago. Other professional services expenses decreased $1.6 million due to the completion of the core system conversion in 2013. Amortization of core deposit premium decreased $1.2 million to $124,000 in the second quarter of 2014 compared to $1.3 million in the same quarter a year ago, as a result of the full amortization of the core deposit premium from the General Bank acquisition. Operating expenses of affordable housing investments also decreased $1.0 million primarily due to adjustments made in the second quarter of 2014 to reflect actual 2013 operating results for several low income housing investments. Offsetting the above decreases was a $1.8 million increase in salaries and employee benefits, primarily due to higher bonus accruals and amortization of long term incentive compensation awards.

Income taxes

The effective tax rate for the second quarter of 2014 was 37.2% compared to 35.7% for the second quarter of 2013. The effective tax rate includes the impact of the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $8.57 billion at June 30, 2014, an increase of $480.7 million, or 5.9%, from $8.08 billion at December 31, 2013, primarily due to increases of $24.2 million, or 1.1%, in commercial loans, $63.6 million, or 28.7%, in real estate construction loans, $113.5 million, or 8.4%, in residential mortgage loans, and $285.1 million, or 7.1%, in commercial mortgage loans. The changes in loan balances and composition from December 31, 2013, are presented below:

	June 30, 2014	December 31, 2013	% Change
	(Dollars in thousands)
Commercial loans	$ 2,322,880	$ 2,298,724	1
Residential mortgage loans	1,468,715	1,355,255	8
Commercial mortgage loans	4,308,170	4,023,051	7
Equity lines	170,711	171,277	(0)
Real estate construction loans	285,339	221,701	29
Installment & other loans	9,463	14,555	(35)

Gross loans	$ 8,565,278	$ 8,084,563	6

Allowance for loan losses	(169,077)	(173,889)	(3)
Unamortized deferred loan fees	(13,501)	(13,487)	0

Total loans, net	$ 8,382,700	$ 7,897,187	6

Total deposits were $8.58 billion at June 30, 2014, an increase of $599.3 million, or 7.5%, from $7.98 billion at December 31, 2013, primarily due to a $195.0 million, or 6.2%, increase in time deposits of $100,000 or more, a $181.5 million, or 19.5%, increase in time deposits under $100,000, a $123.8 million, or 9.6%, increase in money market deposits, a $82.7 million, or 5.7%, increase in non-interest bearing demand deposits, and a $14.8 million, or 2.2%, increase in NOW deposits. The changes in deposit balances and composition from December 31, 2013, are presented below:

	June 30, 2014	December 31, 2013	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,524,577	$ 1,441,858	6
NOW deposits	698,671	683,873	2
Money market deposits	1,410,123	1,286,338	10
Savings deposits	501,065	499,520	0
Time deposits under $100,000	1,112,673	931,204	19
Time deposits of $100,000 or more	3,333,487	3,138,512	6
Total deposits	$ 8,580,596	$ 7,981,305	8

ASSET QUALITY REVIEW

At June 30, 2014, total non-accrual loans were $77.6 million, a decrease of $18.0 million, or 18.9%, from $95.6 million at June 30, 2013, and a decrease of $5.6 million, or 6.7%, from $83.2 million at December 31, 2013.

The allowance for loan losses was $169.1 million and the allowance for off-balance sheet unfunded credit commitments was $1.8 million at June 30, 2014, which represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for credit losses, which is the sum of the allowances for loan losses and for off-balance sheet unfunded credit commitments, was $170.9 million at June 30, 2014, compared to $175.3 million at December 31, 2013, a decrease of $4.4 million, or 2.5%. The allowance for credit losses represented 2.00% of period-end gross loans and 216.4% of non-performing loans at June 30, 2014. The comparable ratios were 2.17% of period-end gross loans and 208.2% of non-performing loans at December 31, 2013. The changes in the Company's non-performing assets and troubled debt restructurings at June 30, 2014, compared to December 31, 2013, and to June 30, 2013, are highlighted below:

(Dollars in thousands)	June 30, 2014	December 31, 2013	% Change	June 30, 2013	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 1,426	$ 982	45	$ -	100
Non-accrual loans:
Construction- residential loans	1,500	3,313	(55)	3,691	(59)
Construction- non-residential loans	24,428	25,273	(3)	25,763	(5)
Land loans	6,502	6,502	-	11,534	(44)
Commercial real estate loans, excluding land loans	24,047	13,119	83	30,326	(21)
Commercial loans	11,570	21,232	(46)	14,029	(18)
Residential mortgage loans	9,526	13,744	(31)	10,270	(7)
Total non-accrual loans:	$ 77,573	$ 83,183	(7)	$ 95,613	(19)
Total non-performing loans	78,999	84,165	(6)	95,613	(17)
Other real estate owned	34,835	52,985	(34)	49,141	(29)
Total non-performing assets	$ 113,834	$ 137,150	(17)	$ 144,754	(21)
Accruing troubled debt restructurings (TDRs)	$ 111,136	$ 117,597	(5)	$ 115,464	(4)

Allowance for loan losses	$ 169,077	$ 173,889	(3)	$ 179,733	(6)
Allowance for off-balance sheet credit commitments	1,844	1,362	35	3,203	(42)
Allowance for credit losses	$ 170,921	$ 175,251	(2)	$ 182,936	(7)

Total gross loans outstanding, at period-end	$ 8,565,278	$ 8,084,563	6	$ 7,694,373	11

Allowance for loan losses to non-performing loans, at period-end	214.02%	206.60%		187.98%
Allowance for loan losses to gross loans, at period-end	1.97%	2.15%		2.34%
Allowance for credit losses to gross loans, at period-end	2.00%	2.17%		2.38%

Troubled debt restructurings on accrual status totaled $111.1 million at June 30, 2014, compared to $117.6 million at December 31, 2013. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets to total assets was 1.0% at June 30, 2014, compared to 1.3% at December 31, 2013. Total non-performing assets decreased $23.3 million, or 17.0%, to $113.8 million at June 30, 2014, compared to $137.2 million at December 31, 2013, primarily due to a $5.6 million, or 6.7%, decrease in non-accrual loans and a $18.2 million, or 34.3%, decrease in other real estate owned.

CAPITAL ADEQUACY REVIEW

At June 30, 2014, the Company's Tier 1 risk-based capital ratio of 15.13%, total risk-based capital ratio of 16.43%, and Tier 1 leverage capital ratio of 12.65%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2013, the Company's Tier 1 risk-based capital ratio was 15.04%, total risk-based capital ratio was 16.35%, and Tier 1 leverage capital ratio was 12.48%.

YEAR-TO-DATE REVIEW

Net income attributable to common stockholders was $66.3 million, an increase of $14.8 million, or 28.8%, compared to net income attributable to common stockholders of $51.5 million for the same period a year ago due primarily to increases in net interest income, a negative provision for credit losses and decreases in costs associated with debt redemption, partially offset by decreases in gains on sale of securities and increases in salaries and incentive compensation expense. Diluted earnings per share was $0.83 compared to $0.65 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2014, increased four basis points to 3.37% compared to 3.33% for the same period a year ago.

Return on average stockholders' equity was 8.89% and return on average assets was 1.24% for the six months ended June 30, 2014, compared to a return on average stockholders' equity of 7.47% and a return on average assets of 1.13% for the same period of 2013. The efficiency ratio for the six months ended June 30, 2014, was 47.21% compared to 52.64% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2014 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-877-280-4960 and enter Participant Passcode 88193363. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Nevada, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations, (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2014	2013	% Change	2014	2013	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 85,617	$ 79,994	7	$ 168,275	$ 160,126	5
(Reserval)/Provision for credit losses	(3,700)	-	(100)	(3,700)	-	(100)
Net interest income after provision for credit losses	89,317	79,994	12	171,975	160,126	7
Non-interest income	9,021	20,361	(56)	23,580	35,242	(33)
Non-interest expense	42,513	53,716	(21)	90,581	102,844	(12)
Income before income tax expense	55,825	46,639	20	104,974	92,524	13
Income tax expense	20,741	16,573	25	38,631	33,460	15
Net income	35,084	30,066	17	66,343	59,064	12
Net income attributable to noncontrolling interest	-	150	(100)	-	301	(100)
Net income attributable to Cathay General Bancorp	$ 35,084	$ 29,916	17	$ 66,343	$ 58,763	13
Dividends on preferred stock and noncash charge from repayment	-	(2,067)	(100)	-	(7,251)	(100)
Net income attributable to common stockholders	$ 35,084	$ 27,849	26	$ 66,343	$ 51,512	29

Net income attributable to common stockholders per common share:
Basic	$ 0.44	$ 0.35	26	$ 0.83	$ 0.65	28
Diluted	$ 0.44	$ 0.35	26	$ 0.83	$ 0.65	28

Cash dividends paid per common share	$ 0.07	$ 0.01	600	$ 0.12	$ 0.02	500

SELECTED RATIOS
Return on average assets	1.29%	1.15%	12	1.24%	1.13%	10
Return on average total stockholders' equity	9.25%	7.74%	20	8.89%	7.47%	19
Efficiency ratio	44.92%	53.53%	(16)	47.21%	52.64%	(10)
Dividend payout ratio	15.89%	2.64%	502	14.40%	2.68%	437

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.13%	4.16%	(1)	4.14%	4.21%	(2)
Total interest-bearing liabilities	1.00%	1.11%	(10)	0.99%	1.15%	(14)
Net interest spread	3.13%	3.05%	3	3.15%	3.06%	3
Net interest margin	3.37%	3.30%	2	3.37%	3.33%	1

CAPITAL RATIOS	June 30, 2014	June 30, 2013	December 31, 2013	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	15.13%	16.15%	15.04%	6.0%	4.0%
Total risk-based capital ratio	16.43%	17.92%	16.35%	10.0%	8.0%
Tier 1 leverage capital ratio	12.65%	13.40%	12.48%	5.0%	4.0%
	.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	June 30, 2014	December 31, 2013	% Change

Assets
Cash and due from banks	$ 245,860	$ 153,747	60
Short-term investments and interest bearing deposits	803,576	516,938	55
Securities available-for-sale (amortized cost of $1,354,885 in 2014 and $1,637,965 in 2013)
	1,339,989	1,586,668	(16)
Trading securities	-	4,936	(100)
Loans	8,565,278	8,084,563	6
Less: Allowance for loan losses	(169,077)	(173,889)	(3)
Unamortized deferred loan fees, net	(13,501)	(13,487)	0
Loans, net	8,382,700	7,897,187	6
Federal Home Loan Bank stock	25,671	25,000	3
Other real estate owned, net	34,835	52,985	(34)
Affordable housing investments, net	88,277	84,108	5
Premises and equipment, net	101,758	102,045	(0)
Customers' liability on acceptances	19,915	32,194	(38)
Accrued interest receivable	24,723	24,274	2
Goodwill	316,340	316,340	-
Other intangible assets, net	1,929	2,230	(13)
Other assets	171,249	190,634	(10)

Total assets	$ 11,556,822	$ 10,989,286	5

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,524,577	$ 1,441,858	6
Interest-bearing deposits:
NOW deposits	698,671	683,873	2
Money market deposits	1,410,123	1,286,338	10
Savings deposits	501,065	499,520	0
Time deposits under $100,000	1,112,673	931,204	19
Time deposits of $100,000 or more	3,333,487	3,138,512	6
Total deposits	8,580,596	7,981,305	8

Securities sold under agreements to repurchase	700,000	800,000	(13)
Advances from the Federal Home Loan Bank	521,200	521,200	-
Other borrowings for affordable housing investments	18,985	19,062	(0)
Long-term debt	119,136	121,136	(2)
Acceptances outstanding	19,915	32,194	(38)
Other liabilities	58,628	55,418	6
Total liabilities	10,018,460	9,530,315	5
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized,
83,878,550 issued and 79,670,985 outstanding at June 30, 2014, and
83,797,434 issued and 79,589,869 outstanding at December 31, 2013	839	838	0
Additional paid-in-capital	786,259	784,489	0
Accumulated other comprehensive loss, net	(8,896)	(29,729)	(70)
Retained earnings	885,896	829,109	7
Treasury stock, at cost (4,207,565 shares at June 30, 2014, and at December 31, 2013)
	(125,736)	(125,736)	-

Total equity	1,538,362	1,458,971	5
Total liabilities and equity	$ 11,556,822	$ 10,989,286	5

Book value per common share	$19.24	$18.24	5
Number of common shares outstanding	79,670,985	79,589,869	0

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 97,454	$ 87,879	$ 190,186	$ 176,719
Investment securities- taxable	6,708	12,332	14,284	24,118
Investment securities- nontaxable	-	28	-	995
Federal Home Loan Bank stock	421	342	871	592
Deposits with banks	479	281	928	489

Total interest and dividend income	105,062	100,862	206,269	202,913

INTEREST EXPENSE
Time deposits of $100,000 or more	6,748	6,822	13,412	13,579
Other deposits	4,429	2,993	8,457	5,759
Securities sold under agreements to repurchase	6,943	9,984	13,873	21,376
Advances from Federal Home Loan Bank	497	145	696	225
Long-term debt	828	924	1,556	1,848

Total interest expense	19,445	20,868	37,994	42,787

Net interest income before provision for credit losses	85,617	79,994	168,275	160,126
(Reversal)/Provision for credit losses	(3,700)	-	(3,700)	-

Net interest income after (reversal)/provision for credit losses	89,317	79,994	171,975	160,126

NON-INTEREST INCOME
Securities gains, net	506	12,177	6,466	18,469
Letters of credit commissions	1,520	1,449	2,988	2,910
Depository service fees	1,306	1,485	2,669	2,959
Other operating income	5,689	5,250	11,457	10,904

Total non-interest income	9,021	20,361	23,580	35,242

NON-INTEREST EXPENSE
Salaries and employee benefits	23,391	21,588	46,842	44,441
Occupancy expense	3,896	3,510	7,758	7,154
Computer and equipment expense	2,534	2,366	4,836	5,042
Professional services expense	5,263	6,854	10,419	12,671
FDIC and State assessments	2,277	1,981	4,431	3,719
Marketing expense	1,519	1,169	2,083	1,606
Other real estate owned (income)/expense	(377)	(264)	382	359
Operations of affordable housing investments	1,018	2,023	3,454	3,718
Amortization of core deposit intangibles	124	1,338	296	2,734
(Income)/cost associated with debt redemption	(555)	10,051	2,821	15,696
Other operating expense	3,423	3,100	7,259	5,704

Total non-interest expense	42,513	53,716	90,581	102,844

Income before income tax expense	55,825	46,639	104,974	92,524
Income tax expense	20,741	16,573	38,631	33,460
Net income	35,084	30,066	66,343	59,064
Less: net income attributable to noncontrolling interest	-	150	-	301
Net income attributable to Cathay General Bancorp	35,084	29,916	66,343	58,763

Dividends on preferred stock and noncash charge from repayment	-	(2,067)	-	(7,251)
Net income attributable to common stockholders	$ 35,084	$ 27,849	$ 66,343	$ 51,512

Net income attributable to common stockholders per common share:
Basic	$ 0.44	$ 0.35	$ 0.83	$ 0.65
Diluted	$ 0.44	$ 0.35	$ 0.83	$ 0.65
Cash dividends paid per common share	$ 0.07	$ 0.01	$ 0.12	$ 0.02
Basic average common shares outstanding	79,642,993	78,869,089	79,619,506	78,832,530
Diluted average common shares outstanding	80,046,471	78,899,906	80,042,946	78,857,758

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended,
(In thousands)	June 30, 2014		June 30, 2013		March 31, 2014

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 8,409,737	4.65%	$ 7,441,872	4.74%	$ 8,157,186	4.61%
Taxable investment securities	1,510,183	1.78%	2,050,533	2.41%	1,581,642	1.94%
Tax-exempt investment securities (2)	-	-	11,051	1.56%	-	-
FHLB stock	27,979	6.04%	35,186	3.90%	25,054	7.30%
Deposits with banks	252,552	0.76%	191,255	0.59%	148,241	1.23%

Total interest-earning assets	$ 10,200,451	4.13%	$ 9,729,897	4.16%	$ 9,912,123	4.14%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 702,216	0.18%	$ 622,998	0.16%	$ 682,765	0.16%
Money market deposits	1,303,129	0.62%	1,137,452	0.56%	1,275,726	0.61%
Savings deposits	523,684	0.17%	513,781	0.08%	498,390	0.07%
Time deposits	4,260,700	0.81%	3,974,923	0.80%	4,171,061	0.82%
Total interest-bearing deposits	$ 6,789,729	0.66%	$ 6,249,154	0.63%	$ 6,627,942	0.65%
Securities sold under agreements to repurchase	700,000	3.98%	1,042,308	3.84%	707,222	3.97%
Other borrowed funds	222,618	0.90%	70,836	0.82%	175,252	0.46%
Long-term debt	119,760	2.77%	171,136	2.17%	121,136	2.44%
Total interest-bearing liabilities	7,832,107	1.00%	7,533,434	1.11%	7,631,552	0.99%

Non-interest-bearing demand deposits	1,498,654		1,278,311		1,445,269

Total deposits and other borrowed funds	$ 9,330,761		$ 8,811,745		$ 9,076,821

Total average assets	$ 10,930,390		$ 10,442,747		$ 10,645,980
Total average equity	$ 1,521,892		$ 1,559,276		$ 1,486,205

	For the six months ended,
(In thousands)	June 30, 2014		June 30, 2013

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 8,284,159	4.63%	$ 7,414,521	4.81%
Taxable investment securities	1,545,715	1.86%	2,028,435	2.40%
Tax-exempt investment securities (2)	-	-	67,304	4.59%
FHLB stock	26,525	6.62%	38,097	3.13%
Deposits with banks	200,684	0.93%	193,920	0.51%

Total interest-earning assets	$ 10,057,083	4.14%	$ 9,742,277	4.21%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 692,544	0.17%	$ 611,617	0.16%
Money market deposits	1,289,503	0.62%	1,150,715	0.56%
Savings deposits	511,107	0.12%	490,496	0.08%
Time deposits	4,216,128	0.81%	3,927,151	0.80%
Total interest-bearing deposits	$ 6,709,282	0.66%	$ 6,179,979	0.63%
Securities sold under agreements to repurchase	703,591	3.98%	1,119,337	3.85%
Other borrowed funds	199,066	0.71%	59,883	0.76%
Long-term debt	120,444	2.61%	171,136	2.18%
Total interest-bearing liabilities	7,732,383	0.99%	7,530,335	1.15%

Non-interest-bearing demand deposits	1,472,109		1,250,088

Total deposits and other borrowed funds	$ 9,204,492		$ 8,780,423

Total average assets	$ 10,788,970		$ 10,453,545
Total average equity	$ 1,504,147		$ 1,595,821

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, (626) 279-3652